Exhibit 10.14
April 18, 2025
Brian Rudick
855 S. Mint Street
Charlotte, North Carolina 28202
Re:    Offer Letter
Dear Brian:
I am pleased to confirm our offer to you to become the Senior Vice President, General Counsel and Corporate Secretary (“SVPGC”) of Solstice Advanced Materials (“Solstice”), a wholly owned subsidiary of Honeywell International Inc. (“Honeywell”) that is expected to be spun off as an independent public company at some point in the latter half of 2025 or early 2026 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). The role is based in Morris Plains, New Jersey and will report directly to Solstice’s Chief Executive Officer. While the role is effective as of the Separation Date, beginning June 1, 2025 you will transition, on a full-time basis, from your current role to facilitating the effectuation of the spin-off transaction.
In connection with your new role, you will be entitled to the following compensation and benefits package with Solstice:
COMPENSATION
Base Salary: As of the Separation Date, your annual base salary will be $545,000. After the Separation Date, your base salary shall adjusted by the compensation committee of Solstice’s Board of Directors from time to time. Adjustments are based on your performance and other relevant factors.
Annual Incentive Compensation Opportunity From Solstice: As of the Separation Date, your target incentive compensation opportunity with Solstice will be 75% of your annual cash base salary earnings during the year. For the calendar year that contains the Separation Date, you will be eligible for an incentive compensation award from Solstice for post-Separation Date earnings. Solstice incentive compensation awards are paid in the first quarter of the following year.
Pre-Separation Date Annual Incentive Compensation Opportunity: You will continue to be eligible to receive an incentive compensation award for your services with Honeywell up through the Separation Date. Such award shall be based on your pre-Separation Date cash base salary earnings and incentive plan target percentage with Honeywell for the pre-separation period and shall be payable in the first quarter of the following year. Honeywell retains the right to assign the related payment obligation to Solstice.
Annual Long-Term Incentive Awards From Solstice: After the Separation Date, when you become the SVPGC, you will be eligible to receive annual long-term incentive (“LTI”) awards from Solstice consisting of stock options, restricted stock units, or cash awards, or some combination thereof, as determined by Solstice in its sole discretion. The Solstice awards shall have an annual target grant date value equal to $850,000. The actual size and mix of your future Solstice LTI awards will be determined by the compensation committee of Solstice’s Board of Directors based on your performance and future career potential. The terms of the Solstice LTI awards will be governed by the terms of the applicable stock plan and the relevant award agreements.
Founders Grant: As a member of Solstice’s initial leadership team, you will be granted $1,000,000 worth of Company restricted stock units as of the Separation Date as a “Founder’s Grant.” These restricted stock units will vest 50%/50% on the third and fourth anniversaries of the grant date, provided in all cases you remain employed by Solstice on the applicable anniversaries. The terms of the Founder’s Grant will be governed by the terms of the applicable stock plan and the relevant award agreements.
The Founder’s Grant is expressly conditioned on the successful spin-off of Honeywell’s Solstice Advanced Materials business as an independent public company.
OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
•Welfare and Retirement: As provided to other employees of Solstice (to be determined).
•Vacation: As provided to other senior executives of Solstice (to be determined).
•Excess Liability Insurance: As provided to other senior executives of Solstice (to be determined).
•Executive Severance: As provided to other senior executives of Solstice (to be determined).
RELOCATION
You hereby agree to relocate to the Morris Plains, New Jersey area no later than December 31, 2025.  You will be eligible for relocation assistance in accordance with the Company’s Executive Level relocation guidelines.  If you fail to so relocate by December 31, 2025 (or such later date as may be extended by me, in consultation with the SBG Vice President, Human Resources, in our sole and absolute discretion), you agree that you will be (i) treated as a voluntary quit for all purposes, including but not limited to this Offer Letter, Honeywell’s relocation policy, severance benefits and equity awards, and (ii) separated from the Company.
STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS
As an Executive Officer of Solstice, you will be required to hold a multiple of your annual base salary in Company shares in accordance with Solstice’s Stock Ownership Guidelines (to be determined).
ACCEPTANCE OF OFFER
Please indicate your acceptance of this offer by electronically signing this offer letter via DocuSign.

Brian, we are excited to be extending this offer to you and look forward to working with you as you transition to your new role. Your experience and background will be an asset to Solstice.
If you have any questions or need any further information about our offer, please contact me directly.
Congratulations,
/s/ Karen Mattimore                        18-Apr-2025
Karen Mattimore
Senior Vice President and Chief Human Resources Officer
Read and Accepted:

/s/ Brian Rudick	4/18/2025
BRIAN RUDICK (E341401)	Date
All businesses experience changing conditions.  Accordingly, Solstice reserves the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Solstice will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Solstice may terminate your employment at any time.